Exhibit 4.30

Confidential Treatment Requested by China Finance Online Co. Limited

Summary of Real Estate Investment Agreement and Shareholder Agreement

Fortune (Beijing) Yingchuang Technology Co., Ltd., a PRC affiliate of China Finance Online Co., Limited, as the investor (the “Investor”) has entered into a real estate investment contract (“Investment Contract”) and a shareholder agreement with Langfang Shengshi Real Estate Development Co., Ltd. (“Langfang Real Estate”) and the shareholders of Langfang Real Estate (the “Original Shareholders”), as of March 19, 2013, for the purpose of investing in the Shengshicheng Real Estate Project (the “Project”).

1.
Investment Amount: The Investor shall invest RMB135,000,000 (the “Investment Amount) to Langfang Real Estate,  RMB48,039,216 of which shall be contributed as the registered capital of Langfang Real Estate and the remaining RMB86,960,784 shall be contributed as the capital reserve. After the capital increase, the Investor shall own 49% of the equity interest of Langfang Real Estate.

After the investment, the shareholding structure of Langfang Real Estate is as follows:

Shareholder	Contributed Registered Capital	Shareholding Percentage
Investor	RMB48,039,216	49.00%
***	RMB12,500,000	12.75%
***	RMB12,500,000	12.75%
***	RMB12,500,000	12.75%
***	RMB12,500,000	12.75%
Total	RMB98,039,216	100.00%

2.
Usage of Investment Proseeds: all the funds invested by the Investor shall be used solely for the Project to purchase a land of 400,000 square meters in size located in *** (the “Project Land”) or be used for any other purpose jointly agreed by the parties. Such funds shall be deposited in an account with representatives of the Investor and Langfang Real Estate as co-signors.

3.	Conditions Precedent to the Investor’s Obligation at Closing.

(1)
No encumbrance. Langfang Real Estate or other competent parties shall have entered into title termination agreement and compensation agreement with the previous owner or authorized land-user of all of or part of the Project Land and the compensation terms shall be in compliance with the laws and regulations of the People’s Republic of China (“PRC”).

(2)
Listing for biding. The transfer of the Project Land shall have been duly authorized and approved and the Project Land shall have been listed for bidding by the relevant land administration bureau. Langfang Real Estate shall have obtained the real estate developer qualification and there is no restriction on Langfang Real Estate to bid.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

The security deposit for the bid shall be no less than 20% of the total price.

(3)	Follow-up financing. Langfang Real Estate shall have entered into a letter of intent of investment or loan with a third party investor regarding follow-up financing for the Project.

(4)	Equity Interest Pledge. The Original Shareholders shall have pledged all of their equity interest in Langfang Real Estate to the Investor.

4.	Representation and Warranties of Langfang Real Estate.

(1)
The business and operation of Langfang Real Estate are in compliance with the laws and regulations of PRC in all material aspects. The Original Shareholders shall not have taken any action which may adversely affect Langfang Real Estate’s ability to consummate the contemplated transaction under the Investment Contract.

(2)
Langfang Real Estate shall have obtained all necessary permits, approvals, licenses and authorizations and shall have not violated any of its obligation under such permits, approvals, licenses and authorizations.

5.	Rights of the Investor

(1)	Information Right.

The Investor shall have access to the office, property, book and record of Langfang Real Estate after the execution of the Investment Contract.

(2)	Right of First Offer

Without the prior written consent of the Investor, Langfang Real Estate shall not increase its registered capital. In the case that the Investor agrees to such capital increase, the Investor shall have the right to subscribe for certain portion of such increased capital such that it will be able to maintain its equity interest percentage in Langfang Real Estate.

(3)	Right of First Refusal

No shareholder of Langfang Real Estate shall be able to transfer or dispose any equity interest held by him/her/it to any third party without the prior written consent of the other shareholders. In addition, the other shareholders shall have the right of first refusal to purchase such equity interest.

(4)	Right of Co-sale

If any transfer of the equity interest of a shareholder to a third party is permitted and the other shareholders elect not to exercise their right of first refusal, such other shareholders shall have the right to participate in the transfer and sell to such third party purchaser its equity interest on a pro-rata basis on the same terms and conditions of such transfer. If the foregoing third party refuses to purchase the equity interest from the Investor, such transfer

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission shall not be valid unless the selling shareholder purchases the equity interest from the Investor.

(5)	Anti-dilution

Langfang Real Estate shall not issue any new shares to any Original Shareholder or any third party without the consent of the Investor.

If a new issuance of shares is approved by the Investor, the purchase price of the new shares shall not be lower than the purchase price paid by the Investor in the investment contemplated herein. If the purchase price of such new shares is lower than the purchase price paid by the Investor, the Investor shall have the right to purchase certain portion of such new shares at RMB 1.00 such that it will be able to maintain its equity interest percentage in Langfang Real Estate.

(6)	Put Option

The Investor shall have the right to require Langfang Real Estate to repurchase its equity interest in Langfang Real Estate if:

(i)	One calendar year has elapsed after the closing of the investment;
(ii)	Langfang Real Estate fails to obtain the follow-up financing within 6 months after the closing;
(iii)	Langfang Real Estate fails to comply with any law or regulation that may cause material damage to the Investor; or
(iv)
Langfang Real Estate or the Originals Shareholders have made material misrepresentations or Langfang Real Estate failed to obtain the land use right of the Project Land within 12 months after the closing.

Langfang Real Estate’s purchase price under the Investor’s put option shall equal to the total amount of the Investment Amount and the accrued distributable interest multiplied by the product obtained by 1 plus *** multiplied by X (X equal to the days elapsed since the closing date divided by 365).

If due to any reason the put option cannot be exercised, or the Original Shareholders fail to pay the consideration for the put option within 20 working days since the exercise of the put option, the Investor shall have the right to exercise its call option to purchase all of the equity interest of Langfang Real Estate held by the other shareholders.

(7)	Call Option

The Investor shall have the right to purchase all of the equity interest of Langfang Real Estate held by other shareholders without any consideration if:

(i)	Langfang Real Estate fails to legally obtain the land use right of the Project Land within 12 months after the closing;
(ii)	Langfang Real Estate or the Original Shareholders have made material misrepresentations;

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

(iii)	Langfang Real Estate or the Original Shareholders fails to comply with the provisions on the use of proceeds under the Investment Contract; or
(iv)
For any reason the Investor cannot exercise its right of put option or the Original Shareholders fail to pay the purchase price for the put option within 20 working days since the exercise of put option.

If the Investor is required to pay any consideration to exercise the call option according to the then effective PRC laws, the Original Shareholders shall collectively refund the Investor through due course.

6.	Governance of Langfang Real Estate after the Closing

(1)	The following matters require the approval of shareholders with more than 2/3 voting power in Langfang Real Estate:

(i)	Amendment to the articles of association of Langfang Real Estate;
(ii)	Capital increase, any equity financing and issuance of any new equity securities;
(iii)	Repurchase of any equity interest of Langfang Real Estate;
(iv)	Any equity incentive plan;
(v)	Winding up or liquidation of Langfang Real Estate;
(vi)	Amendment to the size of the board or supervisors committee;
(vii)	Any material change of the business of Langfang Real Estate; or
(viii)	Other matters which may adversely affect the rights of the Investor.

(2)
The Board shall consist of 3 members, two of which shall be appointed by the Original Shareholders and one of which shall be appointed by the Investor. Resolutions regarding the following matters shall be approved by the director appointed by the Investor:

(i)	Material borrowings, lendings, donations, investment or guarantee;
(ii)	Equity incentive plan, compensation plan and appointment or removal of officers;
(iii)	Alteration of the accounting policy of the Company and the engagement of auditors;
(iv)	Material asset expenses or disposal; or
(v)	Any above action taken by any subsidiary of Langfang Real Estate.

(3)
The Investor shall have the right to appoint the sole supervisor of Langfang Real Estate. In case of termination or liquidation of Langfang Real Estate, the liquidation committee shall consist of 3 members and the Investor is entitled to appoint 2 members.

7.	Adjustment of the Investment Amount

If Langfang Real Estate only wins the bid for part but not all of the Project Land, the Investor shall have the right to reduce the Investment Amount in proportion to the actual size of the land obtained. Additional steps shall be taken by Langfang Real Estate and the Original Shareholders such that the percentage of equity interest held by the Investor in Langfang Real Estate is not affected. The Original Shareholders shall jointly and separately guarantee that the Investor shall receive the decreased part of the Investment Amount.

8.	Termination of the Investment Contract

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission

(1)	The Investor may terminate the Investment Contract at any time before the closing if:

(i)	Langfang Real Estate decides to quit the bid or loses the qualification for the bid of the Project Land before the closing;
(ii)
The transfer of the Project Land has not been duly authorized or approved, or the Project Land has not been listed for bidding by the relevant land administration bureau six monthsd after the execution of the Investment Contract; or

(iii)	Langfang Real Estate or the Original Shareholders have made any material misrepresentation in the Investment Contract.

After termination, Langfang Real Estate shall refund the Investor any amount contributed and bear the cost and expenses of the Investor in connection therewith.

(2)	The Investor may terminate the Investment Contract after the closing if:

(i)	Langfang Real Estate fails to win the bid of the Project Land within 6 months after the closing;
(ii)	Langfang Real Estate or the Original Shareholders have made any material misrepresentation in the Investment Contract;
(iii)	Langfang Real Estate fails to legally obtain the land use right of the Project Land within 12 months after the closing; or
(iv)	Langfang Real Estate and the Original Shareholders fail to comply with the provisions on the use of proceeds under the Investment Contract.

If the Investment Contract is terminated, other agreements and ancillary documents in connection with the transaction shall be terminated as well.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission